Exhibit 10.1

AMENDED AND RESTATED

SEPARATION AGREEMENT AND RELEASE

This AMENDED AND RESTATED SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made effective as of the ____ day of December, 2025, retroactive as applicable to December 11, 2025, by and between Michael J. Pacyna, Jr. (“You”), currently residing at 202 White Tail Lane, South Abington Township, PA 18411 – and – The Fidelity Deposit & Discount Bank (“Bank”), with a principal business address of 101 North Blakely St., Dunmore, PA 18512. For purposes of this Agreement, all references to You shall also include, at all times and without limitation, Your heirs, executors, administrators, and assigns. This Agreement was first provided to You by the Bank on December 22, 2025, for Your review and consideration and, if You choose, Your acceptance, in accordance with the terms set forth below.

WHEREAS, Your employment by Bank, currently as Executive Vice President and Chief Credit Officer, is pursuant to an Employment Agreement between You and Bank dated March 20, 2019 (a true and correct copy of which is attached hereto, made a part hereof and is marked as Exhibit 1), which has been extended since it was first implemented.

WHEREAS, from mid-November through on or about December 9, 2025, You and Bank, through its SVP/Human Resources Director, engaged in discussions about Your voluntarily terminating Your employment as its Executive Vice President and Chief Credit Officer, leading to You and Bank exchanging proposed terms for same with each other on all subjects either or both identified, culminating in a complete mutual agreement reached December 9, 2025 for Your voluntary departure from Bank, the terms of which are set forth hereinafter in this Agreement, and

WHEREAS, the termination of Your employment will result in Your separation from employment with Bank; and

WHEREAS, when this Agreement becomes effective, Your employment termination will be effective retroactive to the close of business on December 12, 2025.

NOW, THERFORE, You and Bank, intending to be legally bound, hereby agree as follows:

1.         Separation Date. Your last day of active employment with Bank is/was December 12, 2025 (“Separation Date”). As of that date: (i) You have no further responsibilities as an employee of Bank and (ii) the employment relationship between You and Bank will be permanently and irrevocably severed and terminated with no further liability whatsoever of either party to the other except as set forth in this Agreement.

2.         Consideration for Entering Into Agreement. If You elect to voluntarily and fully accept the terms of this Agreement, and provided all conditions are satisfied so that this Agreement becomes fully effective (see Paragraphs 8 and 12, below), You will receive the following additional special consideration and benefits:

(a)     i) Severance Pay. If You terminate Your employment on December 12, 2025, pursuant to this Agreement, You will be paid Severance Pay from December 15, 2025 through June 26, 2026 (twenty-eight (28) weeks), payable at Your last regular weekly salary with Bank less all applicable deductions, in accordance with Bank’s regular payroll schedule, said payments to begin on the first regularly scheduled payroll date after the Separation Date provided this Agreement is fully effective, as defined, by that date.

ii)  Conditional Supplementary Severance Pay. If You are not employed as of the date Your Severance Pay under i) above expires, i.e., June 26, 2026, You will, upon written application to Bank, sent to SVP/HRD Ungaro, be eligible to receive Conditional Supplementary Severance Pay, payable at eighty percent (80%) of Your last regular weekly salary with Bank less all applicable deductions, for up to an additional twelve (12) more weeks (i.e., through September 18, 2026) if You have not commenced employment (defined here to mean actual employment as an employee or work as a contractor) during that period. Bank will respond to Your application within ten (10) calendar days of its receipt of Ungaro’s confirmed receipt. Conditional Supplementary Severance Pay shall be paid in accordance with Bank’s regular payroll schedule. It is an explicit condition of this extension that Your commencement of employment, as defined above, voids any continued or further application of this provision. You specifically acknowledge that You have the duty to apply this provision in good faith and so will appraise Bank of Your commencement of employment, whether as employee or contractor, and will not defer salary or compensation which should be paid to You in order to exploit this provision.

iii) Special Consideration in the sum of One Thousand ($1,000) Dollars for expenses You incurred in connection with the preparation and review of this Agreement, payable to You immediately upon mutual execution hereof.

(b)      2025 Executive Bonus. You will, on Bank’s regular payday for the first payroll cycle in January 2026, be paid a 2025 Executive Bonus comprised of two components: (a) Bank Component: This component will be calculated in accordance with Bank’s determination of its performance, applying the same factors as are utilized for other eligible Bank executives in the Executive Team of which You are presently a member to Your applicable data; and (b) Individual Component, This component will be calculated applying ‘Target’ level of performance to Your applicable salary paid for Your respective 2025 positions with Bank as Chief Lending Officer (six months) and Chief Credit Officer (six months).

(c)     Health Insurance. Your current health insurance coverage with Bank, for Yourself and Your currently covered eligible dependents, will continue in place through December 31, 2025. Beginning January 1, 2026, and continuing, if necessary, through June 30, 2026, COBRA will apply to Your continued participation in Bank’s health insurance plan, with Bank paying its employer-portion of premiums for Your health, dental and vision benefits, as applicable, and You paying the employee’s regular contribution portions. If You are not employed or are not offered health insurance through a new employer Bank by July 1, 2026 and You are continuing through COBRA to participate in Bank’s health insurance plan, Bank will extend making its portion of contributions to Your health insurance coverage for up to three (3) additional months, i.e. through September 30, 2026. If you continue Your participation, through COBRA, in Bank’s health insurance plan beyond that date, You will, beginning October 1, 2026, have full and sole responsibility for paying all applicable COBRA premiums

You specifically acknowledge that transition and continuation of Your health insurance through COBRA, with the benefit of Bank paying the Employer portion of premiums for coverage through June 30, 2026, or through September 30, 2026, if extended, all as set forth in this Paragraph at (c), above, is conditioned upon (i) Your entry into this Agreement, (ii) satisfaction of all conditions so that this Agreement becomes fully effective, (iii) Your timely completion and submission of required COBRA paperwork, and (iv) Your continued payment of your employee-portion of applicable premiums. You also acknowledge and understand that Your health insurance coverage will lapse entirely, effective Your Separation Date, if You elect not to enter into this Agreement, unless You elect continuation of coverage under COBRA beginning as of that date solely at Your own full expense.

(d)       (i) Reduction to Term of Your Covenant Not to Compete in Your Employment Agreement. Bank has agreed to modify Your ‘Covenant Not to Compete’ in Your Employment Agreement, by reducing the period of Your Non-Compete covenant that is set forth in Paragraph 9 (a) (i) thereof from two (2) years (24 months) to fifteen (15) months, now to read as follows:

9.         Covenant Not to Compete; Non-Solicitation.

(a)   Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Corporation and the Bank and accordingly agrees that, during his employment and for two years fifteen (15) months following the date of his termination, regardless of the reason therefor, Executive shall not, except as otherwise permitted in writing by the Bank:

(i) in any county in which, at any time during the Employment Period or as of the date of Executive's termination, a branch, office or other facility of the Corporation or the Bank is located or in any county geographically contiguous to such county ("Non-Competition Area"), be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) industry or (2) any aspect of the financial services industry which is directly associated with the banking industry, and is performed by the Bank and, more generally, the Corporation at the time Executive is employed by it; provided that at all times while Executive is employed by the Bank, if any of his clients who are not then-current customers of the Bank become customers or active prospects of the Bank, Executive will promptly disclose to the Bank his pre-existing relationship with said customer or prospect;

(ii) directly or indirectly provide financial, management, operational or other assistance to any person, firm, corporation, or enterprise engaged in or providing services to (1) the banking (including bank holding company) or financial services industry as referenced in (i) above, or (2) any other activity in which the Corporation or the Bank or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area;

(iii) directly or indirectly solicit persons or entities who were customers or referral sources of the Corporation, the Bank or their subsidiaries within one (1) year of Executive's termination of employment, to become a customer or referral source of a person or entity other than the Corporation, the Bank or their subsidiaries; or

(iv) directly or indirectly solicit employees of the Corporation, the Bank or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than the Corporation, the Bank or their subsidiaries.

(ii) If, during the period of Your Non-Compete covenant under Paragraph 9 (a) (i) of Your Employment Agreement, which period is now modified to fifteen (15) months, You request that Bank waive its right to enjoin Your employment or engagement by an employer or entity which is a competitor of Bank in the “Non-Competition Area” defined in Paragraph 9 (a) of Your Employment Agreement, Bank will consider Your request if, but only if (1) You demonstrate to Bank’s satisfaction that Your employment or engagement by that employer or entity, for the duration of Your Non-Competition restriction under that provision of Your Employment Agreement, will be limited to activities and duties which are not inherently competitive with activities of Bank; and (2) You promise that You will not, during the remaining period of Your Non-Compete covenant in Paragraph 9 (a) of Your Employment Agreement, directly or indirectly solicit persons or entities who were customers, referral sources or employees of Bank to become a customer, referral source or employee of a person or entity other than Bank; provided that if Bank learns that Your work or activities with that employer or entity contradict Your representations to Bank or violate Your promises to it, Bank will revoke its waiver and strictly enforce the aforesaid Non-Competition restrictions under Your Employment Agreement.

(iii) Other than an instance such as is described in (ii) above in which Bank, at its option and with certain conditions and limitations, voluntarily waives its right to fully enforce Your Non-Compete covenant under Paragraph 9 (a) (i) of Your Employment Agreement for the remainder of its duration for certain of specified and limited purposes, Bank has not agreed, and does not agree, to any other modification of that paragraph of Your Employment Agreement, or to cancel, modify or waive any other paragraph or provision in Your Employment Agreement regarding Your future employment that does, would or may compete with Bank. Nor does Bank agree to cancel, modify or waive any provision in any other Bank document that governs Your post-employment relationship with Bank, particularly including but not limited to Your engagement in employment that does, would or may compete, directly or indirectly, with Bank, including, e.g., but not limited to Your Stock Vesting Agreement (Fidelity D & D Bancorp, Inc. 2022 Omnibus Stock Incentive Plan Restricted Stock Award Agreement (see Paragraph 4, below), and Your SERP Agreement (see Paragraph 5, below).

(e)         Your Characterization to Third Parties Regarding Your Separation from Employment with Bank; Bank’s Response to Employment Reference Requests. Bank shall not object to or contradict Your characterization to third parties that You voluntarily resigned Your employment with Bank. In response to any written employment reference request submitted to Bank’s SVP/Human Resources Director, by a prospective future employer of You, Bank will provide only the following information: (1) the term (tenure) of Your employment with Bank, beginning with Your date of hire and ending with Your last date of employment with Bank, and the positions which You held through that term; (2) the title of Your last position with Bank and, if requested, a copy of that job description; and (3) that You voluntarily left employment with Bank. No other information will be provided by Bank to a prospective employer of You so long as the method of inquiry required above, i.e., made directly to Rose Ungaro, SVP, Human Resources Director, is followed correctly.

(f)         You acknowledge and agree that Bank’s various promises and agreements being provided to You under this Paragraph 2 are in excess of any payments/benefits/ Bank position to which You would otherwise be entitled upon separation from employment, and provide good, valuable and sufficient consideration to You for Your execution of this Agreement, and, in particular, for Your Release of Claims as set forth in Paragraph 6, below, Your Promise Not to Sue in Paragraph 7, below, and Your Promises of Employee as set forth in Paragraph 9, below.

3.           Unemployment Compensation.

(a)    If You apply for unemployment compensation (UC) benefits based on Your separation from employment with Bank, the responsibility for determining Your eligibility for UC benefits rests with the applicable administrative agency. Bank, for its part, will submit only factual information required by such agency upon Your request for UC benefits. You agree that You are responsible to provide all information required of You by the relevant state agency in connection with such a UC application, and understand and acknowledge that Bank's non-contest to Your application for UC benefits does not guarantee a favorable determination of Your eligibility for such UC benefits by the applicable administrative agency.

4.            Sale of Vested Bank Stock; Further Vesting.

(a)         Upon this Agreement becoming fully effective, as hereinafter defined in Paragraphs 8 and 12, and below, You may sell any shares of Bank’s stock which You were awarded under the Fidelity D & D Bancorp, Inc.2022 Omnibus Stock Incentive Plan Restricted Stock Award Agreement dated February 18, 2025 (hereinafter, Restricted Stock Award Agreement) on or before the date this Agreement becomes fully effective, provided You are fully vested in those shares as of that date. A true and correct copy of Your Restricted Stock Award Agreement is attached hereto, made a part hereof, and is marked as Exhibit 2.

(b)         You agree that You explicitly, voluntarily waive Your rights to any additional Bank stock in which You would or might become vested at any time after the date this Agreement becomes fully effective.

5.           Supplemental Executive Retirement Plan (SERP). The SERP which Bank put into effect for You in March 2018 remains in place as written. See Your SERP Agreement dated March 20, 2019, a true and correct copy of which is attached hereto, made a part hereof, and is marked as Exhibit 3 (a) A true and correct copy of Your SERP Participant Book, also provided by Bank to You at that time, is also attached hereto, made a part hereof, and is marked as Exhibit 3 (b). Bank will not further increase the value of Your SERP Account following Your termination of employment with Bank other than any increased value attributable to interest earned on Your Vested SERP Account Balance, all as specified by the Plan. Upon Your separation from Bank, barring events or actions You take which, under and pursuant to the SERP Plan, result in Your forfeiture of Your SERP or events or actions which, under and pursuant to the SERP Plan, would permit earlier access to Your Vested SERP Account Balance (e.g., Your death, disability), Your access to Your Vested SERP account balance will normally commence when You attain age 67, with distributions to be made over a set period of years thereafter, in equal monthly installments.

6.            Release of Claims.

(a)         You hereby Waive, Release and forever Discharge ‘Bank et. al.’ from all claims, causes of action, lawsuits and demands, attorney’s fees, expenses or other compensation (all of which are, hereinafter, collectively referred to as “Claims”), which in any way relate to Your employment with Bank and/or the termination of Your employment, which You do, may, or could now or hereafter have, whether known or unknown, based upon facts existing as of this date, under any common law, federal, state or local law, regulation or order, including without limitation:

(i)	Any and all Claims under:
(1)	Title VII of the Civil Rights Act of 1964 (Title VII), as amended;

(2)	The Age Discrimination in Employment Act (ADEA), as amended, including without limitation by the Older Workers’ Benefit Protection Act;
(3)	The U. S. Civil Rights Act of 1991, as amended;
(4)	Sections 1981 through 1988 of Title 42 of the U.S. Code, as amended;
(5)	The Americans with Disabilities Act of 1990, as amended;
(6)	The Rehabilitation Act of 1973, as amended;
(7)	The Genetic Information Nondiscrimination Act, as amended;
(8)	The Worker Adjustment and Retraining Notification Act, as amended;
(9)	The Fair Labor Standards Act, as amended;
(10)	The Equal Pay Act, as amended;
(11)	The National Labor Relations Act, as amended;
(12)	The Employee Retirement Income Security Act of 1974, as amended;
(13)	The Occupational Safety and Health Act, as amended;
(14)	The Family and Medical Leave Act, as amended;
(15)	The Thirteenth and Fourteenth Amendments to the United States Constitution;
(16)	The Pennsylvania Minimum Wage Act, as amended;
(17)	The Pennsylvania Human Relations Act, as amended;
(18)	The Pennsylvania Whistleblower Law, as amended;
(19)	Qui Tam actions under Chapter 37 of Title 31 of The U.S. Code;
(20)	Any other federal, state or local civil or human rights law, regulation or ordinance;
(21)	Any public policy, contract, tort or common law; and/or
(22)	Any statutory, common law or other basis for seeking or claiming costs, fees or other expenses, including attorneys’ fees.

(ii)

Any and all claims for liability for any acts or omissions by Bank that violate or may have violated Your rights under any contract; or any fair employment practices law; or any employee relations statute, executive law or ordinance; or under any other duty or obligation of any kind that the Bank did have, may have had, or should have had to You;

(iii)	Any and all Claims relating to or arising out of any alleged tortious act, including but not limited to wrongful termination, intentional infliction of emotional distress and/or defamation;

(iv)	Any and all Claims which may be alleged against or imputed to Bank by You or by anyone acting on Your behalf; and

(v)	Any and all Claims for monetary and/or equitable relief, and/or employment or re-employment with Bank in any position.

(b)         You explicitly agree that for purposes of this Agreement, specifically including Your Release and Discharge set forth in Paragraph 6 (a), above, the term ‘Bank et. al.’ includes, at all times and without limitation, Fidelity D & D Bancorp., Inc., The Fidelity Deposit and Discount Bank, and any and all individuals and corporate, business, organizational and/or operational entities which, in whole or in part, are affiliated with Fidelity D & D Bancorp., Inc. and The Fidelity Deposit and Discount Bank, including all owners, shareholders, partners, managers, supervisors, employees, agents, and benefit plans of any of said entities and organizations.

(c)         Your Release under this Agreement does not include (i) claims that first arise after You sign this Agreement; (ii) claims for breach of this Agreement; (iii) vested retirement and/or pension benefits, if any; and (iv) claims that cannot be waived, such as claims for unemployment compensation or workers compensation benefits.

7.          Promise Not to Sue. You agree that to the extent permitted by law, You (i) will not in the future file any Claim against Bank et. al., whether known or unknown, that was released under Paragraph 6, above., in any state, federal or foreign court, and (ii) neither You nor any individual acting on Your behalf has filed such a Claim. You also agree not to file or maintain against Bank any Claim in a representative, collective or class capacity on behalf of others. You acknowledge and agree that this Agreement is not intended, and will not be applied, to limit Your ability to pursue, or otherwise participate or cooperate in, an enforcement proceeding before the EEOC, NLRB, or other state or federal administrative agency. However, You hereby waive Your right to recover any damages or other relief in any claim, charge or suit brought by, before or through any federal or state court or administrative agency, including class or collective action rulings, except where prohibited by law.

8.         Return of Bank Property. You will, promptly after signing this Agreement, return to Bank, specifically to its SVP/Human Resources Director, all print and electronic files (including financial records, client lists, client files and records, etc.), keys, credit cards, mobile phones, laptop computers / tablets, vehicles, samples and marketing materials; access codes for Bank equipment, software, web portals, and social media accounts pertaining to Your work with Bank, whether in Bank’s or Your name, and any other Bank property in Your possession or control. You will also delete, and no longer retain, any electronic files in Your personal possession that contain or were derived from data contained in the print and electronic files referenced above. You explicitly agree that the Consideration to be provided to You, listed in Paragraph 2, above, will not be provided to You until You return all Bank property to Bank.

9.          Promises of Employee.

a.         Whistleblower and Reporting Obligations. You agree that Bank encourages good faith reporting of potential violations of law, and no one has prevented You from making any report about potential violations of law. You further agree that as of the date You sign this Agreement, You are aware of no potential violations of law, licensing or regulatory issues that You have not already reported to Bank’s SVP/Human Resources Director in writing.

b.         Post-Employment Cooperation. In light of Your former role with Bank, You agree that through the term of Your Severance payments under Paragraph 2 (a), above, You will cooperate fully with Bank and Bank's representatives (in person, by telephone, or in writing, as reasonably determined necessary by Bank at the time) on matters or issues regarding the operations and affairs of Bank in which You were involved, at no additional cost or charge to Bank beyond that set forth in this Agreement. After the term of Your Severance payments expires, You agree to cooperate fully and provide assistance to the Bank, without the necessity of a subpoena, in any legal or other proceedings which may be required, including any litigation or potential litigation or administrative, regulatory or investigatory matter in which You are, or may be, a witness, or as to which You possess, or may possess, relevant information. Bank shall pay all reasonable expenses incurred in connection with a request made pursuant to this subparagraph unless such payment is prohibited by applicable law or rule regarding legal ethics or professional conduct.

c.         Workplace Injuries / Illnesses. You agree that You have not suffered any specific on-the-job injury or illness for which you have not already filed a workers’ compensation claim.

d.         Non-Disparagement. You agree not interfere in any way with Bank’s business affairs, nor will You make or republish or promote in any way any negative statements, references, disparaging remarks or the like, either orally or in writing, concerning Bank, its business relations, ownership and management, or concerning Bank’s or its principals’ and agents’ conduct, affairs, reputation, capabilities or integrity. This Non-Disparagement provision is not intended to, and will not be applied to prevent, Your participation in an investigation or enforcement proceeding before a state or federal administrative agency. Please note that nothing in this Agreement, and specifically nothing in this Non-Disparagement provision, limits Your right to discuss sexual harassment or sexual assault disputes.

e.         Confidential Business Information. You will keep secret all confidential information of and/or relating to Bank, and shall not disclose it to anyone other than Bank’s President and CEO, except with Bank’s written consent. For the purpose of this provision, confidential information shall mean any information in any form or format (including verbal, written, and/or electronically stored information), which (a) is not generally known to the public or within the business community; (b) was acquired or learned by You as a result of or in connection with Your employment with Bank; and (c) relates to the business and/or affairs of Bank. Please note that nothing in this Agreement, and specifically nothing in this Confidential Business Information provision, limits Your right to discuss sexual harassment or sexual assault disputes.

f.         Confidentiality of This Agreement. Except as may be required by law, You hereby agree that the terms of this Agreement shall remain confidential, such that You will not, directly or indirectly, voluntarily disclose them to any third party except Your immediate family members, legal counsel, tax advisor and future potential employers of You, and provided that if You so disclose, You shall inform the person to whom You disclose about this confidentiality provision and secure that person’s agreement to be bound by these confidentiality terms.

g.         Liquidated Damages. You acknowledge and agree that the provisions of this Paragraph 9 are essential elements of this Agreement, and if a court, arbitrator, or other body finds that You have committed a material violation of any such provision, Bank shall be entitled to liquidated damages from You in the amount of Five Thousand Dollars ($5,000) for each such violation, in addition to any and all other damages and relief available at law or in equity, including but not limited to the payment of Bank’s attorneys’ fees.

10.         Non-Admission. The provisions of this Agreement, including, but not limited to the payments made by Bank to You under and pursuant to this Agreement, are not intended to be, nor do they in any way or manner constitute, an express or implied admission by Bank of any impropriety, illegality, or wrongdoing of any kind by Bank, or violation of any law, statute or regulation with respect to any thing or matter whatsoever.

11.        Full Understanding of Agreement. You certify that You have carefully read this Agreement, and that only after doing so have You executed and delivered this Agreement, freely and voluntarily, with full knowledge and understanding of all material facts, statements, promises and agreements referenced and/or contained herein. No promises or inducements have been made to You except as expressly set forth in this Agreement, and You are not relying on any promises, inducements or statements not expressly set forth in this Agreement.

12.         Consideration and Revocation Periods.

(a)         Consideration Period / Legal Review. You previously had the opportunity to review and consider the terms of the original Separation Agreement and Release, which this Agreement modifies, for up to twenty-one (21) calendar days from the date on which it was provided to You (December 12, 2025), and Bank encouraged You to consult with an attorney of Your own choice prior to executing that Agreement. Your twenty-one (21) calendar day period to review that Agreement, and consult with an attorney, expired by its terms on January 2, 2026. You agreed that any modifications, material or otherwise, made to this Agreement did not restart or affect in any manner the original twenty-one (21) calendar day consideration period.

(b)          Revocation Period. You were also provided the right and opportunity to rescind and revoke that Agreement within seven (7) calendar days of Your signing and delivering it to Bank, by sending a statement to the Bank, to be received no later than the seventh (7th) calendar day after the date on which You signed the Agreement, addressed to Rose Ungaro, SVP, Human Resources Director, at the address contained in the opening paragraph of that Agreement, with a copy by e-mail to rose.ungaro@fddbank.com. As described in that Agreement, it did not become fully effective and binding upon Bank until the eighth (8th) calendar day after You signed it and delivered a signed copy to Bank, thus affording You time and opportunity to revoke and rescind it prior to that date. You signed it and delivered that Agreement to Bank on December 15, 2025, whereupon Your right to rescind and revoke it expired at midnight, December 22, 2025.

13.         Complete Agreement. This Agreement constitutes the comprehensive, final, complete and only agreement between You and Bank with respect to the subject matters hereof, including both those issues which have been specifically addressed above and those which have not been specifically addressed above. This Agreement supersedes any and all prior understandings and/or agreements between You and Bank, written or verbal, including, but not limited to, any and all prior version(s) of this Agreement and any written, oral, actual or implied employment agreement between You and Bank, except for Your Restricted Stock Award Agreement, SERP Agreement and the Non-Compete covenant in Your Employment Agreement, all of which remain in full force and effect in accordance with their terms, except for the specific modifications made to the Non-Compete covenant in Your Employment Agreement in Paragraph 2 (d), above. No modification or waiver of the terms of this Agreement shall be valid unless in writing and signed and dated by Bank and by You.

14.         Governing Law. This Agreement shall be governed by and construed according to the laws of the United States and the Commonwealth of Pennsylvania, without regard to the conflict of laws provisions of any state.

15.         Severability. Should any provisions or terms of this Agreement be declared or determined to be illegal or invalid by any court or agency having appropriate authority, the validity of the remaining words, phrases, sentences, clauses and provisions shall not be affected, and only the illegal or invalid term or provision shall be stricken from this Agreement.

IN WITNESS WHEREOF, the undersigned, having full authority to enter into this Agreement, acknowledge and execute this Agreement as of this date first set forth above.

Employee:		Fidelity Deposit & Discount Bank:

	/s/ Michael J. Pacyna, Jr.		/s/ Daniel J. Santaniello
Michael J. Pacyna, Jr.		By: Daniel J. Santaniello,
President and CEO

DATE:	December 23, 2025	DATE:	December 23, 2025